Exhibit 10.1

THIS SECOND ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Addendum”) is entered into on January 13, 2023, by and between Inspired Entertainment Inc. (“Inspired” or “the Company”) and BROOKS H. PIERCE (“Executive”) (collectively, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the respective meanings assigned to such terms in the Employment Agreement (as defined below)

WHEREAS the Company entered a contract with the Executive on February 17, 2020, as amended effective July 22, 2021 (“the Employment Agreement); and

WHEREAS the Company wishes to extend the term of the Employment Agreement and appoint the Executive as the Company’s Chief Executive Officer.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and consideration provided, the Parties, intending to be legally bound, agreed as of January 1, 2023, except to the extent specifically provided to the contrary below, to the following modifications to the Agreement:

1.	Section 2 (Commencement and Term) shall be amended by deleting the first sentence and replacing it with the following:

“The Executive’s employment with the Company under this Agreement shall (subject to the Sections 2a & b below, 6, and 14 hereof) shall terminate on December 31, 2026 (the “Contract Termination Date”).”

2.	Section 3a.i shall be amended by substituting “Chief Executive Officer, effective as of the date the Parties sign this Agreement” for “Chief Operating Officer.”

3.	Section 3a.iii shall be deleted in its entirety and replaced with the following:

“shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, including oversight and supervision of the strategic function under the Executive Chair, subject to the Board’s ability to expand, change or limit such duties, responsibilities, and authority in its sole discretion, and report directly to the Board and the Executive Chair;”

4.	Section 5a Remuneration shall be amended by substituting “five hundred and eighty-five thousand U.S. dollars (US$585,000) per year” for “five hundred twenty-five thousand U.S. dollars (US$525,000) per year.”

5.	Section 5b REMUNERATION shall be amended such that the Target Bonus shall be increased from one hundred percent (100%) to one hundred and ten percent (110%) of Executive’s annual Salary.

6.	There shall be an additional Section 6(d) added as follows:

SPECIAL EQUITY GRANT. Subject to stockholder approval as set out below, the Company shall award the Executive one hundred and twenty-five thousand (125,000) performance based RSUs as follows:

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i.	Adjusted EBITDA Based RSUs.

a.	Subject to stockholder approval as set forth in Section 22 below, the Company shall grant the Executive one hundred and twenty-five thousand (125,000) Adjusted EBITDA Based RSUs. Half of the Adjusted EBITDA Based RSUs (62,500) may be earned in 2025 and the remaining half in 2026 based on the Company’s achievement of annual Adjusted EBITDA Targets (as defined and consistent with the STI program) and threshold performance levels set by the Compensation Committee for 2025 and 2026.

b.	The 2025 Adjusted EBITDA Based RSUs shall vest, if earned, on December 31, 2025 and the 2026 portion will vest, if earned, on December 31, 2026.

c.	The terms and conditions of these awards shall be subject to the terms of the 2023 omnibus equity plan and an award agreement approved by the Compensation Committee.

7.	The following sentence shall be added at the end of Section 14(b):

“It shall be a condition to the Executive receiving the benefits described in this Section 14(b) that the Executive shall, not less than seven (7) days prior to the Discretionary Notice Termination Date, execute a release of the Company, in form and substance reasonably satisfactory to the Board, which release shall remain in full force and effect at the Discretionary Notice Termination Date.”

8.	The effectiveness of these awards shall be subject to the approval by the stockholders of the Company at the 2023 Annual Meeting of Stockholders for the Company’s omnibus equity plan. Upon approval, the equity awards in Section 6d. of the Employment Agreement shall be effective. In the event the stockholders do not approve the Company’s omnibus equity plan, then the equity award in this Section 6d. shall terminate without the need for further action, but the remainder of this Second Addendum shall remain in force in accordance with its terms.

All other terms of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

INSPIRED ENTERTAINMENT, INC.

By:
Name:
Title:
Date:

EXECUTIVE

Brooks H. Pierce
Date:

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